                                                                   Exhibit 21.1



                         SUBSIDIARIES OF THE REGISTRANT





                                      Date of                 State of
Subsidiary                          Incorporation           Incorporation
----------                          -------------           -------------
Lehi Envirosystems, Inc.                1991                   Delaware

Plymouth Envirosystems, Inc.            1994                   Delaware

USE International, L.L.C.               1995                  New Jersey

Steamboat Envirosystems, L.L.C.         1996                   Delaware

USE Geothermal, L.L.C.                  1996                   Delaware

American Enviro-Services, Inc.           1997                   Indiana